THE AUSTRIA FUND, INC.                                    Exhibit 77C
811-5736

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A Special Meeting of Shareholders of The Austria Fund, Inc. was held on
October 24, 2001.
A description of each proposal and number of shares voted at the meeting are as follows:


1. Approval of proposal          Shares      Shares Voted      Shares
   to liquidate and            Voted For       Against        Abstained
   dissolve the Fund, as
   set forth in the Plan
   of Liquidation and
   Dissolution                 3,871,695        42,951         7,837


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